Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

SharonAI Holdings Inc. (“the Company”) has one class of security registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its Class A Ordinary common stock, par value $0.0001 per share. The following description of our securities is intended as a summary only and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws which are included as exhibits to this Annual Report on Form 10-K of which this Exhibit 4.5 forms a part.

General

The Charter authorizes the issuance of up 100,136,141 shares of common stock, par value $0.0001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). 100,000,000 shares of the Common Stock have been designated as Class A Ordinary Common Stock and 136,341 shares of the Common Stock have been designated as Class B Super Common Stock. As of the date hereof, the Company has 15,998,830 shares of Class A Ordinary Common Stock issued and outstanding, 136,341 shares of Class B Super Common Stock issued and outstanding, and no shares of the Preferred Stock issued and outstanding. The following description summarizes all of the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to the Company’s Amended and Restated Certificate of Incorporation (“Charter”) in the form included as Exhibit 3.1 to this Annual Report on Form 10-K.

Common Stock

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Company Board of Directors upon any issuance of the Preferred Stock of any series. Each holder of shares of Common Stock shall be entitled to one vote for each share of Class A Ordinary Common Stock held and one hundred and sixty votes for each share of Class B Super Common Stock held. Holders of the Company’s Common Stock have no cumulative voting rights. Further, holders of the Company’s Common Stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of the Company’s Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of Preferred Stock. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends and distributions and other distributions in cash, stock or property of the corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor.

At all meetings of stockholders, unless otherwise required by law, the Charter, or the Company’s Amended and Restated Bylaws, a majority in voting power of the shares of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.

Preferred Stock

The Preferred Stock may be issued without stockholder approval, from time to time in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof, as determined by the Company’s Board of Directors. The Company’s Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could harm the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might harm the market price of the Company’s Common Stock and the voting and other rights of the holders of the Company’s Common Stock.

Preferred stock may be issued from time to time, in one or more series, as authorized by the Board of Directors, without stockholder approval. As of the date of this prospectus, we have no Preferred Stock designated or issued.

Transfer Agent and Registrar

Our transfer agent and registrar is Continental Stock Transfer & Trust Company, whose address is 1 State Street Plaza, 30th Floor, New York, NY 10004.

Listing

Our Class A Ordinary common stock is quoted the Nasdaq Capital Market under the symbol “SHAZ.”